Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Registration Statement on Form S-1 of La Rosa Holdings Corp. of our reports dated April 18, 2022, relating to the financial statements of La Rosa Realty The Elite, LLC, La Rosa Realty CW Properties, LLC, Horeb Kissimmee, LLC, La Rosa Realty Lakeland, LLC, La Rosa Realty North Florida, LLC, and La Rosa Realty Lake Nona, Inc., which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
October 11, 2022